Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Greenland Energy Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Other(2)	3,367,237(3)	$2.79(4)	$9,394,591.23(4)	0.00013810	$1,297.40
Total Offering Amounts					$9,394,591.23		$1,297.40
Total Fee Offsets							$–
Net Fee Due							$1,297.40

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock of Greenland Energy Company (the “Company,” and such shares, “Company Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Company Common Stock.
(2)	Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.
(3)	Represents shares of Company Common Stock reserved for future issuance under the Greenland Energy Company 2026 Omnibus Incentive Plan.
(4)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low sales prices of shares of Company Common Stock on the Nasdaq Global Market on June 10, 2026.